EXHIBIT 10.81

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is entered into effective as of November __, 2002 between Wherify Wireless, Inc. (the "Company") and Timothy
J. Neher ("Neher") (or collectively referred to as the "Parties"). The Company desires to retain Neher in the position of President and Chief Executive Officer to have the benefits of his expertise and knowledge. Neher, in turn, desires to be employed by the Company as its President and Chief Executive Officer. The Parties, therefore, enter into this Agreement to establish the terms and conditions of Neher's employment as President and Chief Executive Officer of the Company.

      In consideration of the mutual covenants and representations contained in this Agreement, the Company and Neher agree as follows:

      1. Employment of Neher; Duties. The Company agrees to employ Neher, and Neher agrees to be employed by the Company, as the Chief Executive Officer ("CEO") of the Company. In his role as President and CEO of the Company, Neher shall report to the Company's Board of Directors (the "Board"). As the CEO and President, Neher's key duties will include the normal and customary duties of such positions and such other duties as the Company and Neher shall agree from time to time. Neher will use his specialized expertise, independent judgment and discretion in executing his job duties. Neher shall devote all of his time, interest and efforts reasonably necessary to the fulfillment of his duties and responsibilities under this Agreement.

      2. Employment Period. Neher shall serve as President and CEO of the Company for a period of five years, and this Agreement shall thereafter renew automatically for successive one-year periods, unless his employment is otherwise terminated pursuant to the terms set forth in this Agreement.

      3. Place of Employment. Neher and the Company agree that during the Employment Period, his services will be performed at the Company's principal offices currently in Redwood Shores, California, subject to any necessary travel requirements of his position and duties hereunder.

      4. Base Salary. During the Employment Period, the Company shall pay Neher at the rate of $180,000 per year, to be paid at the times and subject to the Company's standard payroll practices, subject to applicable withholding. Base salary shall be reviewed at least annually, and increased as determined by the Board. In addition, upon completion of a financing with gross proceeds to the Company of at least $30,000,000, base salary shall increase to at least $200,000 per year, and upon completion of an initial public offering of the Company's securities with gross proceeds to the Company of at least $30,000,000 , base salary shall increase to the compensation of similarly placed executives in the Company's industry, as determined in good faith by the Board.

      5. Bonus Compensation. So long as Neher has not been terminated for Cause, as defined in Section 10.2 below, Neher will be eligible for bonus compensation, payable immediately following completion of the Company's financial statements for each full fiscal year, commencing with the 2003 fiscal year. Neher's annual

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bonus target shall be 100% of his base salary, as adjusted from time to time, based upon the Company's achieving 120% of certain financial metrics ("Plan Targets") to be determined by the Board. Such bonus will be payable on a sliding scale between 0 and 100% of such target bonus based upon the Company's achieving between 100% and 120% of such Plan Targets, as determined in good faith by the Board based on a report from the Company's Chief Financial Officer. The Company's achieving substantially in excess of 120% of Plan Targets shall result in additional bonus accelerators as agreed between Neher and the Board up to a potential maximum bonus of 200% of Neher's base salary.

      6. Equity Compensation. As soon as practicable following the date hereof, Neher shall be granted an option to purchase 250,000 shares of the Company's Common Stock at an exercise price of 110% of the fair market value of the Company's Common Stock as of the date of grant, pursuant to the terms and conditions of the Company's 1999 Stock Option Plan. Subject to Neher's continued employment by the Company at each applicable vesting date, such option shall be immediately vested with respect to 50,000 shares, and shall vest with respect to the remaining 200,000 shares ratably monthly over four years commencing as of the date hereof.

      7. Employee Benefits.

                  a. For so long as Neher is employed by the Company, Neher will be entitled to participate in the same employee benefits plans generally available to the Company's other executive and managerial employees, subject to the terms of the applicable plans, including: (i) all health insurance benefits provided to the Company's exempt employees; (ii) paid vacation in accordance with the Company's policies and procedures in effect with respect to the Company's other senior officers (for which the days selected for Neher's vacations shall be scheduled at a mutually agreeable time for the Company and Neher), provided, that Neher shall receive not less than 20 days of paid vacation per year and such days shall accrue if not used pursuant to the Company's standard vacation policies; and (iii) eligibility to participate in any profit sharing or other retirement plan maintained by the Company for its executive employees.

                  b. The Company shall obtain and maintain coverage for Neher under a director and officer insurance policy during the term of his employment that is equal to or comparable to the same coverage provided to the Company's other executive officers.

                  c. The Company shall provide Neher with a leased vehicle of Neher's choice, subject to a maximum monthly payment of $2,000. If Neher is terminated, he shall have the option to assume the lease obligation.

      8. Indemnification by the Company. To the fullest extent required by law, the Company agrees to indemnify and hold Neher harmless for any actions made in good faith while performing his duties under this Agreement.

      9. Non-Disclosure of Confidential and Proprietary Information. Neher confirms that he has previously executed and delivered to the Company the Company's standard form of Employee Confidential Information and Inventions Agreement. Neher acknowledges and agrees that such Agreement remains in full force and effect and that he is not in breach thereof.


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      10. Termination.

            10.1 Severance. If Neher's employment is terminated other than for "Cause" or if he resigns as a result of a "Constructive Termination," then Neher shall be offered, in exchange for a release of all claims, a lump sum severance payment equal to 12 months base salary, as then determined, plus 50% of his prior year's bonus, if any. In addition, employee benefits pursuant to Section 7(a) of this Agreement shall continue for a period of one year after termination, and Neher will receive accelerated vesting with respect to 50,000 shares purchasable upon exercise of the option granted to him by the Company pursuant to Section 6 hereof.

            10.2 For purposes of this Agreement, "Cause" means:

                  a. Commission of an act (i) which is a felony, involving moral turpitude or dishonesty, or constituting common law fraud, (ii) having a material adverse effect on the business or affairs of the Company or its affiliates or shareholders, or (iii) constituting gross negligence in the performance of Neher's duties hereunder;

                  b. Intentional or willful misconduct or refusal to follow the written lawful instructions of the Board; or

                  c. Intentional or willful breach of the material terms of this Agreement, his Employee Confidential Information and Inventions Agreement or any other agreement between Neher and the Company.

For these purposes, no act or failure to act shall be considered "intentional or willful" unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

            10.3 Resignation Due to "Constructive Termination". For purposes of this Agreement, resignation as a result of "Constructive Termination" means that any of the following is undertaken without Neher's express written consent and Neher resigns from the Company within 30 days of such action:

                  a. A substantial diminution in Neher's title, duties, or compensation, other than (i) a change in title resulting from a merger or acquisition of the Company or a sale of all or substantially all of the Company's assets, or (ii) a transition to the position of Chairman of the Company's Board;

                  b. A substantial increase in Neher's duties without a mutually agreeable increase in compensation;

                  c. A relocation of Neher's principal business office to a location more than 15 miles from Redwood Shores, California; or

                  d. The Company's material breach of this Agreement that remains uncured for 30 days following Neher's written notice of such breach to Board.


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            10.4 Continued Affiliation With the Company. Neher's stock options granted pursuant to this Agreement shall continue to vest for so long as Neher is affiliated with the Company either as an employee or as a Board member.

            10.5 Effect of Termination For "Cause". Upon any termination of this Agreement for Cause, the Company will have no further obligation to make any payment to Neher, under this Agreement or otherwise, except for the salary and vacation accrued as of the date of termination. In addition, Neher's entitlement to participate in any Company benefit plans shall immediately cease as of the date of termination, except as otherwise required by law.

            10.6 Cooperation with Company At Termination of Employment. Upon termination of this Agreement by either party, Neher shall cooperate fully with Company in providing an orderly transition of all Neher's pending work. Upon the mutual agreement of the Parties, Neher also may provide such full-time or part-time services as Company may reasonably require during all or any part of the period following any notice of termination given by either party.

            10.7 Return of Company Property Upon Termination. Upon termination of Neher's employment, Neher shall return all originals and copies of the Company's property in Neher's possession or control, including equipment, devices, vehicles, keys, computers, and including materials, memoranda, records, reports, recordings, customer lists or other documents, and specifically including any documents or computer disks or records containing confidential information, trade secrets or other proprietary information

      11. Nature of Employment. Neher represents to the Company that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be provided in accordance with this Agreement. In addition, while employed with the Company, Neher shall not, whether for compensation or otherwise, directly or indirectly perform any services or acts for any person or entity who is in competition with any business, services or products being offered for sale or produced by the Company. Neher shall not own an interest in, participate in or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal, of any corporation, partnership, proprietorship, firm, association, person, or other entity that directly or indirectly compete with the services and business of Company.

      12. Nonsolicitation Upon Termination of Employment.

            12.1 Nonsolicitation of Clients. Neher agrees all customers or clients of the Company for which Neher provides services during Neher's employment are solely the clients of the Company and not of Neher. Neher agrees that both while employed and for a period of one year after the termination of this Agreement for any reason, Neher shall not, either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company's clients or prospective clients.

            12.2 Nonsolicitation of Employees. Neher agrees the Company has invested substantial time and effort and resources in assembling, training and managing its present staff of personnel, which constitutes a significant asset of the Company. Accordingly, Neher agrees that both while employed and for a


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period of one year after the termination of this Agreement for any reason, Neher will not directly or indirectly solicit any of the Company's employees to leave their employment with the Company.

      13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Neher at the last address he has filed in writing with the Company or, in the case of the Company, to the General Counsel or Chief Financial Officer at the Company's principal executive offices.

      14. Binding Agreement. This Agreement shall be binding upon Neher and the Company on and after the date of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company and any successor of the Company.

      15. Integration. This Agreement and the stock option agreement entered into pursuant to Section 6 above constitute the entire understanding of Neher and the Company with respect to the subject matter herein and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof. To the extent any of the referenced agreements are inconsistent with this Agreement, the terms of this Agreement shall control. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the Parties.

      16. Construction. Each party has reviewed this Agreement. Therefore the normal rule of construction that any ambiguity or uncertainty in any writing shall be interpreted against the party drafting the writing shall not apply to any action on this Agreement.

      17. Governing Law. This Agreement shall be governed by the laws of the State of California, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

      18. Severability. Any provision of this Agreement which is prohibited or unenforceable by any court of competent jurisdiction will immediately become null and void, leaving the remainder of this Agreement in full force and effect. Any such prohibition or unenforceability in any court of competent jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


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      IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

                                      WHERIFY WIRELESS, INC.

Dated: _______________________        By: ______________________________________
                                               W. Douglas Hajjar, Chairman

Dated: _______________________        By: ______________________________________
                                               Timothy J. Neher, Personally


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